Exhibit 1.2

AMPIO PHARMACEUTICALS, INC.

(a Delaware corporation)

AMENDMENT NO. 1 TO

UNDERWRITING AGREEMENT

August 10, 2018

Canaccord Genuity LLC

as Sole Underwriter

c/o Canaccord Genuity LLC

535 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 (the “Amendment”) to the Underwriting Agreement (the “Agreement”), dated August 9, 2018, is made as of August 10, 2018, by and between Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Canaccord Genuity LLC (“Canaccord” or the “Sole Underwriter”). Any terms used herein but not defined shall have the meaning set forth in the Agreement.

The Company and the Sole Underwriter desire to enter into this Amendment to amend the provisions of the Agreement set out below. In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.	The definition of the “Applicable Time” is hereby amended to mean 5:00 P.M., New York City time, on August 10, 2018 or such other time as agreed by the Company and the Sole Underwriter.

2.	Schedule B-2 is hereby amended to include the Issuer General Use Free Writing Prospectus issued by the Company and dated August 10, 2018 and filed with the Commission on August 10, 2018.

This Amendment and any claim, controversy or dispute arising under or related to this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its choice of law provisions. Time shall be of the essence of this Amendment. The invalidity or unenforceability of any section, paragraph or provision of this Amendment shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. This Amendment together with the Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Sole Underwriter with respect to the subject matter hereof. Except as set forth in this Amendment, the Agreement shall remain in full force and effect.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Sole Underwriter and the Company in accordance with its terms.

Very truly yours,

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Thomas E Chilcott

Name: Thomas Chilcott

Title: CFO

CONFIRMED AND ACCEPTED,

as of the date first above written:

CANACCORD GENUITY LLC

By:	/s/ Jennifer Pardi
Authorized Signatory Jennifer Pardi Sr Managing Director

For itself as Sole Underwriter.

Signature Page to Amendment No. 1 to Underwriting Agreement